UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
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WESTERN IOWA ENERGY, LLC

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March 12, 2007
Dear Western Iowa Energy Shareholder:
On March 31, 2007, Western Iowa Energy will hold its annual meeting. I hope you agree with me that we have had a successful start to this outstanding business in 2006.
I have served on the Western Iowa Energy Board of Directors in 2006 and am seeking reelection for another term. Although serving on a board, which I do for other organizations as well, takes a good deal of time and insight; I have a passion for the biodiesel industry and believe we have just tapped its future.
Therefore, I am asking for your vote. I think I have served your interests well in 2006 and intend to work hard for you in 2007. I believe in the future of biodiesel and Western Iowa Energy.
Attached is a bio sharing my personal background as well as my business experience.
Thank you for your consideration.
Sincerely,
Nile D. Ramsbottom

Nile Ramsbottom
Personal Background:

☐	Born and raised on a farm near Orient, Iowa

☐	Graduated from Orient-Macksburg High School in 1962

☐	Achieved State recognition in athletics and music

☐	Have lived in a number of communities including: Indianola, IA; Iowa Falls, IA; Louisville, KY; Macon, GA; Davenport, IA; Bloomington, IL; Circleville, OH; Spokane, WA; St. Louis, MO; Wichita, KS and Jefferson, IA

☐	Have 40 years of experience specializing in growing various businesses (and different aspects of the same businesses)

☐	Have enhanced employment and profitability

☐	Have held officer positions in companies for last 25 years
Community Involvement:

☐	Elder at First Presbyterian Church of Jefferson

☐	Sunday School Teacher

☐	Past baseball, soccer and basketball coach, as well as Cub Scout Leader

☐	Member of Jefferson Rotary Club

☐	Advisor to Green County Early Learning Center
Hobbies:

☐	Tennis

☐	Golf

☐	Horses
Personal:

☐	Married (Terry)

☐	Six (6) Children

☐	Five (5) Grandchildren

Nile Ramsbottom

Nile Ramsbottom has more than 35 years of experience in value added agriculture and serves as President and Chief Operating Officer of Renewable Energy Group®, Inc., a leader in today’s biodiesel industry. At Renewable Energy Group, Inc. Mr. Ramsbottom oversees construction, production, procurement, risk management and marketing businesses at Renewable Energy Group, Inc. Today, Renewable Energy Group, Inc. plans for its network of biodiesel production facilities to produce more than 640 million gallons of biodiesel by 2010.
Prior to REG®, Mr. Ramsbottom served as Executive Vice President of Soy and Nutrition of West Central where he established West Central as a leader in the emerging biodiesel industry. Prior to joining West Central, Mr. Ramsbottom spent 30 years with Ralston Purina and Purina Mills, serving as an Executive Vice President and Officer. Mr. Ramsbottom has extensive experience in the areas of value added agriculture, general management, sales, business development and commodities management. Currently, Mr. Ramsbottom serves on the Board of Directors of Simmons Foods, Inc. in Siloam Springs, AR, on the Board of Trustees for Simpson College in Indianola, Iowa, and on the Board of Directors of Iowa Renewable Fuels Association. Mr. Ramsbottom holds a Bachelor’s of Arts in Business Administration and Economics from Simpson College where he earned the prestigious Wall Street Journal award.

March 2007
Dear WIE Unit Holder,
          You are being asked to make a very important decision in the young life of Western Iowa Energy. Your vote for the correct board representation can have a long- lasting affect on this organization that is still in its infancy. This organization needs proper leadership, guidance and experienced input.
          I am asking you to cast your votes for me based upon my qualifications, experience, and business judgment. Following is a listing of some of my history and current activities:

Affiliations	Years of service	Description
CEO West Central	30 years	Developed value added processing, a customer focused culture and grew the organization
Home State Bank	19 years	Board member of $100 mil. bank
CoBank	8 years	Board member of $40 bil. bank
Highway Farms	6 years	Board member — hog production, father and two son’s owners
FC Feeds	3 years	Board advisor
St Anthony Hospital	15 years	Board member
          As owner of Seaman Enterprises I work with boards of directors from all over the Midwest in developing long-range plans, employee development and strategic thinking for their organizations.
          I understand accounting, financial management, the importance of growth to a business, employee development, technological application and all segments of a business.
          I am semi-retired; therefore I have the time to spend in helping move Western Iowa Energy to a more prosperous future.
          A vote for me will bring this experience, knowledge and leadership into the board room of Western Iowa Energy. Thank you for your support.
Sincerely,
/s/ Wayne Seaman
Wayne Seaman